Exhibit 21.1

Subsidiaries

Theravance Biopharma US, LLC (Delaware)

Theravance Biopharma Ireland Limited (Ireland)

Theravance Biopharma R&D IP, LLC (Delaware)

Theravance Biopharma Antibiotics IP, LLC (Delaware)

Theravance Biopharma US Holdings, Inc. (Delaware)